Exhibit 10.10

April 2, 2018

Ernest E. East

Nevada Gold & Casinos, Inc.

133 E. Warm Springs Road

Suite 102

Las Vegas, Nevada 89119

Dear Ernie:

This letter agreement sets forth the mutual understanding between Nevada Gold & Casinos, Inc. (the “Company”) and yourself regarding a temporary change to your employment agreement dated April 14, 2011 (the “Employment Agreement”).

On February 15, 2018, the Company entered into a letter of intent (“LOI”) with Great Elm Capital Group (“GEC”) for GEC to acquire all of the outstanding stock of the Company (the “Transaction”). The LOI is subject to a number of contingency’s during a sixty (60) day due diligence period including GEC’s completion of business, legal and tax reviews and execution of a definitive purchase agreement and other documentation. GEC has indicated a desire to move forward expeditiously and has retained legal counsel and other advisors to assist in its review and completion of the Transaction.

It is the judgment of the Board of Directors and management of the Company that your participation on a full time basis is desirable to complete the Transaction. Accordingly, we have requested and you have agreed to resume your previous duties as General Counsel of the Company of a full time basis until completion of the Transaction, or notification by GEC that it no longer wishes to pursue the Transaction. During the term of your temporary assignment:

1:	Your title shall be Vice President, General Counsel and Compliance Officer of the Company;

2:	Effective March 15, 2018 your annual salary shall be $225,000 per annum;

3:	The vacation, fringe benefits performance bonuses and stock option provisions of your Employment Agreement shall remain the same.

Upon closing, or termination, of the Transactions your Employment Contract shall immediately go back into effect, except that your annual salary shall be $90,000 per annum, consistent with the salary increase you were granted on January 1, 2016.

In addition, your Employment Contract and this Agreement shall be construed by the laws of the State of Nevada and may not be amended without express written consent of the parties hereto.

Nevada Gold & Casinos, Inc.

By
William J. Sherlock
Chairman of the Board of Directors

Agreed
Ernest E. East

133 E. Warm Springs Road, Suite 102 • Las Vegas, NV 89119 • P: 702.685.1000 • F: 702.685-1265